Exhibit 99.1
Press Release

FIRST MARINER POSTS HIGHER 1ST QUARTER PROFITS

Operating earnings increase 27%; Loans grow 22%

Baltimore, MD (April 19, 2005) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced its net income for the 1st quarter of 2005 increased 5%, totaling $1.375 million ($.22 per diluted share) compared to net income for the quarter ended March 31, 2004 of $1.307 million ($.21 per diluted share). Operating profits (which exclude gains on sales of investment securities) increased 27% from $1.083 million for the first quarter of 2004 to $1.375 million in the first quarter of 2005. The Company also reported its total assets reached a record level, increasing 17% to $1.278 billion, and loans increased 22% to $768.3 million from last years first quarter.

Edwin F. Hale, Sr., First Mariner’s Chairman and Chief Executive Officer said, “Operating performance for the first quarter of 2005 was solid with growth of 27%. Continued strength in loan demand contributed to higher net interest income despite the effects of seven interest rate hikes from the Federal Reserve over the past year that increased our funding costs. Mortgage loan production increased, however our mortgage banking revenue was somewhat lower due to narrowing pricing spreads and higher costs of originations. Other fee income categories experienced good growth and our operating expense increases moderated to an 8% increase compared to the first quarter of last year. Overall our results exceeded our expectations for the first quarter, and we remain optimistic about the remainder of 2005.

Comparing March 31, 2005 balances to March 31, 2004, total assets grew to a record level of $1.278 billion, an increase of $185 million (+17%). Loans outstanding increased $138 million (+22%), fueled by growth in commercial loans of $83 million (+22%), and consumer loans totaling $42 million (+44%). Residential construction and residential mortgage loans increased by $13 million (+8%). Mortgage loan originations totaled $255 million for the first three months of 2005, compared to $198 million for the same period of 2004. Total deposits increased by $42 million (+5%) as noninterest bearing checking accounts increased by $17 million (+11%), and Certificates of Deposit increased $24 million (+7%).

Financial Highlights for the first quarter of 2005 include:

-	Total revenue increased by $1.159 million (+8%) over the first quarter of 2004, due to increased net interest income of $1.323 million (+13%), while fee income declined by $164 thousand (-3%).

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Net interest growth of $1.323 million (+13%) was due primarily to an increase in average earning assets of $184 million (+19%). First Mariner’s net interest margin decreased to 3.90% from 4.08% for the first quarter of 2004, mainly due to increased deposit and borrowing costs.

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The provision for loan losses totaled $414 thousand compared to $300 thousand in the same quarter last year. The allowance for loan losses increased to $9.714 million from $8.784 million at March 31, 2004, and totaled 1.26% of loans outstanding compared to 1.39% last year. Non-performing assets increased to $4.158 million (0.33% of total assets) compared to $2.628 million (0.24% of total assets) last year. Accruing Loans 90 days or more past due decreased to $2.801 million (0.36% of total loans) from $3.861 million (0.61% of total loans) last year.

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Noninterest income decreased by $164 thousand, or 3%, as gains on sales of securities declined by $340 thousand. Gains on sales of mortgage loans and other mortgage banking revenue decreased $142 thousand (-11%). While volume of loans produced and sold increased, narrowing pricing spreads and increased cost of loan origination reduced net mortgage revenue. Deposit service charges and ATM fees grew by $218 thousand, or 10%, due to growth in account volumes and electronic banking transactions. Commissions earned from sales of non-deposit insurance products declined $113 thousand, while commissions from sales of credit and other insurance products increased $130 thousand (+46%), primarily due to increased sales of Finance Maryland.

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Noninterest expenses increased by $990 thousand, or 8%. Salaries and benefit expenses increased by $606 thousand (+9%) due to higher staff levels to support growth, staff additions for expansion of Finance Maryland, and the startup of wholesale banking operations. Occupancy costs grew by $110 thousand (+7%) due to new space leased for wholesale mortgage loan origination, additional offices of Finance Maryland and one additional bank branch. Professional services increased $142 thousand (+74%) due to higher legal and accounting fees. Advertising costs increased $94 thousand (+26%) due to increased promotional activities. All other noninterest expenses increased $38 thousand.

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Stockholders’ Equity increased by $1.9 million (+3%). Growth in stockholders’ equity reflects the retention of earnings for the twelve months ($6.2 million), purchases of common stock through the exercise of options, warrants, and participation in stock purchase plans (net of shares repurchased under the stock repurchase plan) totaling $697 thousand. These increases were offset by decreases in the market value of securities classified as available for sale of $4.924 million as increases in interest rates have decreased market values. Capital Ratios were as follows: Leverage Ratio = 7.2%; Tier 1 risk-based ratio = 9.2%; Total Capital Ratio = 13.8%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.278 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.204 billion) operates 24 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 12 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates wholesale lending operations in Northern Virginia, and direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $36.7 million) is a consumer finance subsidiary that currently operates 13 branches in Baltimore, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland and four branches in Delaware. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the period ended March 31,
	2005	2004	$ Change	% Change
Summary of Earnings:
Net interest income	$11,244	9,921	1,323	13%
Provision for loan losses	414	300	114	38%
Noninterest income	4,526	4,690	(164)	-3%
Noninterest expense	13,488	12,498	990	8%
Income before income taxes	1,868	1,813	55	3%
Income tax expense	493	506	(13)	-3%
Net income	1,375	1,307	68	5%

Profitability and Productivity:
Return on average assets	0.45%	0.51%	-	-11%
Return on average equity	8.72%	8.72%	-	0%
Net interest margin	3.90%	4.08%	-	-4%
Net overhead ratio	2.95%	3.17%	-	-7%
Efficiency ratio	85.53%	87.58%	-	-2%
Mortgage loan production	255,272	197,886	57,386	29%
Average deposits per branch	35,540	35,254	286	1%

Per Share Data:
Basic earnings per share	$0.24	$0.23	0.01	3%
Diluted earnings per share	$0.22	$0.21	0.01	5%
Book value per share	$10.84	$10.70	0.15	1%
Number of shares outstanding	5,832,760	5,730,398	102,362	2%
Average basic number of shares	5,828,580	5,713,462	115,118	2%
Average diluted number of shares	6,382,313	6,361,106	21,207	0%

Summary of Financial Condition:
At Period End:
Assets	$1,278,403	1,093,832	184,571	17%
Investment Securities	306,682	302,383	4,299	1%
Loans	768,258	630,631	137,627	22%
Deposits	852,956	810,835	42,121	5%
Borrowings and repurchase agreements	297,779	168,942	128,837	76%
Stockholders' equity	63,249	61,307	1,942	3%

Average for the period:
Assets	1,230,448	1,034,669	195,779	19%
Investment Securities	314,245	272,924	41,321	15%
Loans	749,003	616,313	132,690	22%
Deposits	821,927	758,104	63,823	8%
Borrowings	339,148	212,803	126,345	59%
Stockholders' equity	63,939	60,297	3,642	6%

Capital Ratios:
Leverage	7.2%	7.8%	-	-8%
Tier 1 Capital to risk weighted assets	9.2%	10.3%	-	-11%
Total Capital to risk weighted assets	13.8%	14.8%	-	-7%

Asset Quality Statistics and Ratios:
Net Chargeoffs	280	208	72	35%
Non-performing assets	4,158	2,628	1,530	58%
90 Days or more delinquent loans	2,801	3,861	(1,060)	-27%
Annualized net chargeoffs to average loans	0.15%	0.14%	-	12%
Non-performing assets to total assets	0.33%	0.24%	-	35%
90 Days or more delinquent loans to total loans	0.36%	0.61%	-	-40%
Allowance for loan losses to total loans	1.26%	1.39%	-	-9%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the period ended March 31,
	2005	2004	$ Change	% Change
Assets:
Cash and due from banks	$29,502	$26,730	2,772	10%
Interest-bearing deposits	7,253	27,074	(19,821)	-73%
Available-for-sale investment securities, at fair value	306,682	302,383	4,299	1%
Loans held for sale	75,923	51,041	24,882	49%
Loans receivable	768,258	630,631	137,627	22%
Allowance for loan losses	(9,714)	(8,784)	(930)	11%
Loans, net	758,544	621,847	136,697	22%
Other real estate owned	931	44	887	2016%
Restricted stock investments, at cost	11,960	4,815	7,145	148%
Property and equipment, net	37,535	17,621	19,914	113%
Accrued interest receivable	6,660	5,323	1,337	25%
Deferred income taxes	4,497	1,910	2,587	135%
Bank Owned Life Insurance	26,595	25,498	1,097	4%
Prepaid expenses and other assets	12,321	9,546	2,775	29%
Total Assets	$1,278,403	1,093,832	184,571	17%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$852,956	$810,835	42,121	5%
Borrowings	282,779	143,942	138,837	96%
Repurchase agreements	15,000	25,000	(10,000)	-40%
Junior subordinated deferrable interest debentures	58,249	47,939	10,310	22%
Accrued expenses and other liabilities	6,170	4,809	1,361	28%
Total Liabilities	1,215,154	1,032,525	182,629	18%

Stockholders' Equity
Common Stock	292	287	5	2%
Additional paid-in capital	51,769	51,077	692	1%
Retained earnings	13,738	7,569	6,169	82%
Accumulated other comprehensive income	(2,550)	2,374	(4,924)	-207%
Total Stockholders Equity	63,249	61,307	1,942	3%
Total Liabilities and Stockholders' Equity	$1,278,403	1,093,832	184,571	17%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the period ended March 31,
	2005	2004	$ Change	% Change
Interest Income:
Investment securities and other earning assets	$3,487	$3,037	450	15%
Loans	14,672	12,104	2,568	21%
Total Interest Income	18,159	15,141	3,018	20%

Interest Expense:
Deposits	3,508	3,110	398	13%
Borrowed funds and other	3,407	2,110	1,297	61%
Total Interest Expense	6,915	5,220	1,695	32%

Net Interest Income	11,244	9,921	1,323	13%

Provision for Loan Losses	414	300	114	38%

Net Interest Income After Provision for Loan Losses	10,830	9,621	1,209	13%

Noninterest Income:
Service fees on deposits	1,671	1,548	123	8%
ATM Fees	719	624	95	15%
Gains on sales of mortgage loans	760	945	(185)	-20%
Other mortgage banking revenue	358	315	43	14%
Gains on sales of investment securities, net	-	340	(340)	-100%
Commissions on sales of nondeposit investment products	125	238	(113)	-47%
Commissions on sales of other insurance products	413	283	130	46%
Income from bank owned life insurance	257	233	24	10%
Other	223	164	59	36%
Total Noninterest Income	4,526	4,690	(164)	-3%

Noninterest Expense:
Salaries and employee benefits	7,145	6,539	606	9%
Net occupancy	1,645	1,535	110	7%
Furniture, fixtures and equipment	756	719	37	5%
Advertising	450	356	94	26%
Data Processing	521	515	6	1%
Professional services	333	191	142	74%
Other	2,638	2,643	(5)	0%
Total Noninterest Expense	13,488	12,498	990	8%

Income Before Income Taxes	1,868	1,813	55	3%

Income Tax Expense	493	506	(13)	-3%

Net Income	$1,375	1,307	68	5%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
Dollars in thousands)

	For the period ended March 31,
	2005		2004
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$71,762	5.75%	$76,522	5.85%
Comm/Res Construction	70,060	7.29%	47,488	7.09%
Commercial Mortgages	302,916	6.73%	241,967	7.03%
Residential Constr - Cons	129,717	7.27%	118,955	7.23%
Residential Mortgages	41,014	6.00%	40,132	7.20%
Consumer	133,534	10.71%	91,249	10.83%
Total Loans	749,003	7.45%	616,313	7.50%

Loans held for sale	60,318	5.05%	40,762	4.77%
Available for sale securities, at fair value	314,245	4.23%	272,924	4.29%
Interest bearing deposits	11,995	2.24%	27,802	0.89%
Restricted stock investments, at cost	11,453	3.41%	5,514	3.48%

Total earning assets	1,147,014	6.35%	963,315	6.26%

Allowance for loan losses	(9,642)		(8,692)
Cash and other non earning assets	93,076		80,046

Total Assets	$1,230,448		$1,034,669

Liabilities and Stockholders' Equity
Interest bearing deposits
NOW deposits	12,196	0.17%	60,561	0.49%
Savings deposits	70,090	0.31%	62,970	0.47%
Money market deposits	203,657	1.13%	153,193	0.85%
Time deposits	376,304	3.11%	352,189	3.01%
Total interest bearing deposits	662,247	2.15%	628,913	1.99%

Borrowings	339,148	4.07%	212,803	3.99%

Total interest bearing liabilities	1,001,395	2.80%	841,716	2.49%

Noninterest bearing demand deposits	159,680		129,191
Other liabilities	5,434		3,465
Stockholders Equity	63,939		60,297

Total Liabilities and Stockholders' Equity	$1,230,448		$1,034,669

Net Interest Spread		3.55%		3.77%

Net Interest Margin		3.90%		4.08%